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                        INITIAL SHARE PURCHASE AGREEMENT

         This Agreement is made as of the 16th day of January, 2004 between Pioneer Funds Distributor, Inc. ("PFD"), a Massachusetts corporation, and Pioneer Tax Advantaged Balanced Trust, a Delaware statutory trust (the "Trust").

         WHEREAS, the Trust wishes to sell to PFD, and PFD wishes to purchase from the Trust, $100,003 of common shares of beneficial interest of the Trust (6,981 shares at a purchase price of $14.325 per share (collectively, the "Shares")); and

         WHEREAS, PFD is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, PFD is delivering to the Trust a check in the amount of $100,003 in full payment for the Shares.

         2. PFD agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

         Executed as of the date first set forth above.

                                   PIONEER FUNDS DISTRIBUTOR, INC.

                                   /s/ Dorothy E. Bourassa
                                   -------------------------------------
                                   Name: Dorothy E. Bourassa
                                   Title: Clerk

                                   PIONEER TAX ADVANTAGED
                                   BALANCED TRUST

                                   /s/ Dorothy E. Bourassa
                                   -------------------------------------
                                   Name: Dorothy E. Bourassa
                                   Title: Secretary